Exhibit 99.1
WALL STREET PLAZA
88 PINE STREET, 32ND FLOOR
NEW YORK, NY 10005, US
TEL+1 212 850 5600
FAX+1 212 850 5790

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400
Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400
Cara O’Brien/Melissa Myron Financial Dynamics (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES FIRST QUARTER RESULTS
~ Sales Up 4.0%; Achieves Record Sales ~
     ROCHESTER, N.Y. — July 18, 2006 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for the first quarter ended June 24, 2006.
     Financial Results
     Sales increased 4.0% to a record $98.4 million from $94.6 million last year. Comparable store sales declined 2.9% versus a 1.7% gain in the first quarter of fiscal 2006. New store sales increased $7.4 million, including $5.5 million related to the 75 ProCare Automotive locations that were acquired on April 29, 2006. On a comparable store basis, the tire and maintenance service categories posted the strongest results with gains of approximately 9% and 3%, respectively. In addition to the ProCare acquisition, the Company opened three locations and closed two during the first quarter.
     Gross profit rose to $41.0 million from $40.7 million last year. Gross margin was 41.7% compared to 43.0%, primarily due to a sales mix shift to the lower-margin tire and maintenance service categories and the impact of negative comparable store sales on the fixed cost base. Selling, general, and administrative expenses were $29.6 million, or 30.1% of sales, versus $26.9 million, or 28.4% of sales, in the year ago period as a result of the negative comparable store sales, an increase in advertising spending, and the addition of the less profitable ProCare business.
     The Company’s provision for income taxes reflects a $.4 million one-time income tax benefit primarily related to the favorable resolution of state income tax issues. Net income declined 2.4% to $7.6 million compared to $7.7 million last year. Diluted earnings per share decreased to $.50, based on 15.2 million shares outstanding, from $.52, based on 14.9 million shares outstanding, in the year ago period. Excluding the one-time income tax benefit, earnings per diluted share for the first quarter of fiscal 2007 would have been $.47, at the high end of the Company’s previously stated range.
     Robert G. Gross, President and Chief Executive Officer, commented, “As anticipated, the first quarter proved to be challenging as macro economic factors continued to cause consumers to defer automotive maintenance and repair purchases. That said, our reputation as a trusted service provider helped us drive gains in our core tire and maintenance service businesses, increasing our market share in these important categories. Further, by successfully retaining our customer base, we are well positioned to benefit when consumers can no longer defer such expenditures.
     “In addition, we are pleased with our progress towards integrating the ProCare locations into our proven business model. During the quarter, we made significant progress in reducing ProCare’s cost base and have nearly completed the re-branding process. For the quarter, ProCare was dilutive by $.01 to our bottom line, slightly better than we initially expected. While fiscal 2007 will be a rebuilding year for this group of stores, the improvements we have achieved thus far are encouraging.”
     Company Outlook
     For the full year, the Company continues to anticipate earnings per diluted share in the range of $1.68 to $1.76. The Company currently expects second quarter diluted earnings per share to be between $.48 and $.52, with a comparable store sales increase between 0% and 2%.
     Mr. Gross concluded, “While we were not pleased with our results in the first quarter, our past experience tells us that consumers cannot defer automotive maintenance and repair purchases indefinitely and we expect to see a return to more normalized spending levels as we move through fiscal 2007. With July comparable store sales improving to -1%, we are hopeful this is the beginning of the recovery. At the same time, we continue to look for ways to drive sales, manage expenses, and position ourselves for long-term growth. While we are currently operating in a soft environment, our long-term prospects remain unchanged. We are very confident with the strength of our business model and our ability to capitalize on the many opportunities that lie ahead of us, including completing a transaction with Strauss in the second quarter.”
About Monro Muffler Brake, Inc.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, ProCare, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 702 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 2006.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended Fiscal June
	2006	2005	% Change
Sales	$98,445	$94,625	4.0
Cost of sales, including distribution and occupancy costs	57,409	53,922	6.5

Gross profit	41,036	40,703	0.8
Operating, selling, general and administrative expenses	29,612	26,901	10.1

Operating income	11,424	13,802	(17.2)
Interest expense, net	636	882	(27.9)
Other (income) expense, net	(627)	425

Income before provision for taxes	11,415	12,495	(8.6)
Provision for income taxes	3,853	4,748	(18.9)

Net income	$7,562	$7,747	(2.4)

Diluted earnings per common share	$.50	$.52	(3.8)

Number of stores open (at end of quarter)	701	625
Weighted average number of diluted shares outstanding	15,215	14,866

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	June 24, 2006	March 25, 2006
Assets
Current assets
Cash	$2,504	$3,780
Inventories	61,095	60,378
Other current assets	19,119	19,647

Total current assets	82,718	83,805
Property, plant and equipment, net	166,397	163,625
Other noncurrent assets	66,686	55,662

Total assets	$315,801	$303,092

Liabilities and Shareholders’ Equity
Current liabilities	$56,044	$53,413
Long-term debt	47,645	46,327
Other long-term liabilities	10,252	10,362

Total liabilities	113,941	110,102
Total shareholders’ equity	201,860	192,990

Total liabilities and shareholders’ equity	$315,801	$303,092